Exhibit 16

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B., CPA(Practising)

November 21, 2011

U.S.Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

Dear Sir/Madam,

RE: CHINA EXECUTIVE EDUCATION CORP. (the "Company")

We have read the statements made by the Company under Item 4.02 in the Form 8-K dated November 21, 2011 to be filed with the Securities and Exchange Commission regarding the non-reliance on the financial statements as of the years ended December 31, 2010 and 2009 previously filed by the Company on April 15, 2011. We agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.02.

Very truly yours,

/s/ Albert Wong & Co.
Albert Wong & Co.